Exhibit 10.1

April 17, 2012

SXC Health Solutions Corp.

Senior Secured Credit Facilities

Commitment Letter

SXC Health Solutions Corp.

2441 Warrenville Road, Suite 610

Lisle, Illinois 60532

Attention: Jeffrey Park, Chief Financial Officer

Ladies and Gentlemen:

SXC Health Solutions Corp. (“you” or the “Parent”) have requested that J.P. Morgan Securities LLC (“JPMorgan” or “we” or “us”) agree to structure, arrange and syndicate senior secured credit facilities in an aggregate amount of $1,800,000,000 (the “Facilities”) and that JPMorgan Chase Bank, N.A. (“JPMCB”) commit to provide the entire principal amount of the Facilities and to serve as administrative agent for the Facilities. You have advised us that (a) you require the Facilities in connection with your proposed acquisition by merger (the “Acquisition”) of all of the capital stock of a company separately identified to us (“TargetCo”) pursuant to a merger agreement to be entered into among you, TargetCo and certain of your respective subsidiaries (the “Merger Agreement”), (b) the cash portion of the consideration to be paid for the Acquisition shall be approximately $1,449,000,000, (c) the sources and uses of cash funds necessary to consummate the Acquisition are as set forth on Annex I to this Commitment Letter and (d) upon consummation of the Acquisition, TargetCo will become a wholly-owned (directly or indirectly) U.S. domiciled subsidiary of the Parent and certain of the existing indebtedness of the Parent, TargetCo and their subsidiaries will be repaid. You may elect immediately following the Acquisition to merge TargetCo into a wholly-owned U.S. domiciled subsidiary of the Parent with such subsidiary continuing as the surviving entity and the successor to all of the assets and obligations of TargetCo.

JPMorgan is pleased to advise you that it is willing to act as lead arranger for the Facilities. Furthermore, JPMCB is pleased to advise you of its commitment to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

It is agreed that JPMCB will act as the sole and exclusive Administrative Agent, and that JPMorgan will act as Lead Arranger and Bookrunner (in such capacities, the “Lead Arranger”), for the Facilities. You may (with our consent, not to be unreasonably withheld, conditioned or delayed) appoint additional agents, co-agents, arrangers and bookrunners and award other titles as you determine appropriate; provided that no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

JPMorgan intends to syndicate the Facilities to a group of financial institutions (together with JPMCB, the “Lenders”) identified by us in consultation with you, but with your consent (not to be unreasonably withheld, conditioned or delayed) in the case of lenders under the Revolving Credit Facility or Term A Facility referenced on the Term Sheet (it being understood that such syndication is not a condition to JPMCB’s commitment hereunder). JPMorgan intends to commence syndication efforts upon the public announcement by you of the execution of the definitive Merger Agreement, and until the earlier of (a) a “Successful Syndication” (as defined in the Fee Letter) and (b) 90 calendar days following the Closing Date (as defined in the Term Sheet) and otherwise subject to the terms and conditions of this Commitment Letter, you agree actively to use commercially reasonable efforts to assist JPMorgan (and to use your commercially reasonable efforts consistent with the Merger Agreement to cause TargetCo to reasonably cooperate with JPMorgan) as reasonably requested by JPMorgan in completing a syndication reasonably satisfactory to us and you. Such assistance shall include (a) you having initial meetings with Standard & Poor’s Ratings Services and Moody’s Investor’s Services, Inc. within a reasonable time following the public announcement of the Acquisition and obtaining a corporate credit rating from each such rating agency, (b) your using commercially reasonable efforts to (i) ensure that the syndication efforts benefit materially from your and TargetCo’s existing lending relationships, (ii) provide direct contact between senior management and advisors of the Parent and TargetCo and the proposed Lenders and (iii) host, with JPMorgan, of one or more meetings of prospective Lenders at mutually convenient times and locations and (c) as set forth in the next paragraph, your assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”).

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum, for distribution to prospective Lenders. If requested, you also will assist us (and will use your commercially reasonable efforts consistent with the Merger Agreement to cause TargetCo to reasonably cooperate with us) in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Parent, TargetCo, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that JPMorgan Public-Siders consisting of publishing debt analysts may participate in any meeting or telephone conference calls held pursuant to clause (b)(iii) of the immediately previous paragraph to the extent that such meeting is open to any Public-Siders; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facilities has been completed upon the making of allocations by JPMorgan and JPMorgan freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan or JPMCB or any of their respective affiliates.

The Parent agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Parent advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facilities’ terms and (c) other materials designated by the Parent for all prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

The Parent hereby authorizes JPMorgan to distribute drafts of definitive documentation with respect to the Facilities (other than any such documentation identified by the Parent in writing (including by email) within a reasonable time prior to the intended distribution for distribution solely to Private-Siders) to Private-Siders and Public-Siders.

As the Lead Arranger, JPMorgan will manage, in consultation with you and subject to your consent (not to be unreasonably withheld, conditioned or delayed), all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you in the case of Lenders under the Revolving Credit Facility and the Term A Facility), the allocations of the commitments among the Lenders and, subject to the terms of the Fee Letter, the amount and distribution of fees among the Lenders. In acting as the Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. Additionally, the Parent acknowledges and agrees that, as Lead Arranger, JPMorgan is not advising the Parent as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Parent shall consult with its own advisors concerning such matters as it deems appropriate and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Parent with respect thereto. Any review by JPMorgan of the Parent, TargetCo, the Acquisition, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and JPMCB and shall not be on behalf of the Parent.

To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to JPMorgan and JPMCB all customary information with respect to the Parent, TargetCo, the Acquisition and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information (other than forward looking statements (including the Projections and information of a general economic or general industry nature)) (the “Information”) that has been or will be made available to JPMCB or JPMorgan by you or any of your representatives, taken as a whole in combination with all other written information so delivered on or prior to any date of determination and all information contained in the Parent’s and TargetCo’s public filings with the Securities and Exchange Commission made at or prior to the time the relevant information is furnished, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you and any of your representatives have been or will be prepared in good faith based upon assumptions that you reasonably believe to have been reasonable at the time made and at the time such Projections are made available to the Lead Arranger (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from such Projections and that such differences may be material). You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

Prior to and during the syndication of the Facilities for a period ending not later than the date 90 days after the Closing Date, the Parent shall not permit any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of itself or any of its subsidiaries (it being understood that the foregoing shall not prohibit borrowings under the existing credit facilities of the Parent, TargetCo and their respective subsidiaries).

As consideration for JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein, you agree to pay to JPMCB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

JPMCB’s commitment hereunder and JPMorgan’s agreement to perform the services described herein are subject to (a) there not having occurred after December 31, 2011 a Combined Company Material Adverse Effect (it being understood that the loss or potential loss of revenues associated with the acquisition of Healthspring, Inc. by Cigna Corporation shall not itself be deemed a Combined Company Material Adverse Effect), (b) JPMorgan having been afforded 45 consecutive calendar days immediately after the public announcement of the execution of the Merger Agreement to syndicate the Facilities and (c) the satisfaction or waiver of the other conditions set forth in Part VIII of the Term Sheet under the heading “Certain Conditions” that are by the terms thereof conditions to the availability of the Facilities on the Closing Date. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability of the Facilities on the Closing Date are those set forth in this paragraph and those set forth in Part VIII of the Term Sheet under the heading “Certain Conditions” that are by the terms thereof conditions to the availability of the Facilities on the Closing Date.

“Combined Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (a) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent the Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Parent, the Parent Subsidiaries, the Company or the Company Subsidiaries operate, (b) in or affecting the industries in which the Parent, the Parent Subsidiaries, the Company or the Company Subsidiaries operate generally, to the extent the Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Parent, the Parent Subsidiaries, the Company or the Company Subsidiaries operate, (c) resulting from or arising out of (i) other than in the case of Sections 3.04, 7.02(a) (insofar as it relates to Section 3.04), 4.04 and 7.03(a) (insofar as it relates to Section 4.04) of the Merger Agreement, the compliance with, or taking any action required by the Merger Agreement, the Financing or the Transactions, (ii) any taking of any action expressly required by the terms of the Merger Agreement (as in effect on the date hereof), (iii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Merger Agreement or the Transactions, (iv) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of the Merger Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent the Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Parent, the Parent Subsidiaries, the Company or the Company Subsidiaries operate, (v) any changes in GAAP or accounting standards or interpretations thereof, to the extent the Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Parent, the Parent Subsidiaries, the Company or the Company Subsidiaries operate, (vi) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent the Parent, the Parent Subsidiaries, the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Parent, the Parent Subsidiaries, the Company or the Company Subsidiaries operate, (vii) any change in the share price or trading volume of the shares of the Company Common Stock or the Parent Common Stock, in the Parent’s or the Company’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Parent and the Company to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Combined Company Material Adverse Effect), or (viii) other than for purposes of Sections 3.04, 7.02(a) (insofar as it relates to Section 3.04), 4.04 and 7.03(a) (insofar as it relates to Section 4.04) of the Merger Agreement, the announcement of the execution of the Merger Agreement (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships) but only, in each case, to the extent caused by the announcement of the execution of the Merger Agreement, or (d) that is (i) disclosed in the Company SEC Documents (as defined in the Merger Agreement as in effect on the date hereof) filed with the Securities and Exchange Commission prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risk included in any “forward-looking statements” disclaimer, any other disclosure of risks or any other statements that are predictive or forward-looking in nature), (ii) disclosed in the Company Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof), (iii) disclosed in the Parent SEC Documents (as defined in the Merger Agreement as in effect on the date hereof) filed with the Securities and Exchange Commission prior to the date hereof (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risk included in any “forward-looking statements” disclaimer, any other disclosure of risks or any other statements that are predictive or forward-looking in nature) or (iv) disclosed in the Parent Disclosure Letter (as defined in the Merger Agreement as in effect on the date hereof). Terms used in this definition of Combined Company Material Adverse Effect but not defined in this Commitment Letter or the Term Sheet shall have the meaning set forth in the Merger Agreement as in effect on the date hereof.

Notwithstanding anything in this Commitment Letter, the Term Sheet or the Fee Letter to the contrary (but subject to the satisfaction of the conditions set forth or referred to herein), (a) the only representations relating to the Parent, TargetCo and their respective subsidiaries the making or accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the representations made by TargetCo in the Merger Agreement that are material to the interests of the Lenders (provided, however, that any reference in any such representation to “Company Material Adverse Effect” or “Parent Material Adverse Effect” shall be deemed to be a reference to “Combined Company Material Adverse Effect”), but only to the extent that you have the right under the Merger Agreement not to consummate the Acquisition as a result of such representations in the Merger Agreement being inaccurate (such representations being the “Merger Agreement Representations”), and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation (as defined in the Term Sheet) shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth or referred to herein are satisfied or waived (it being understood that the only collateral, the providing of which shall be a condition to the availability of the Facilities on the Closing Date, shall be the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or Canadian Personal Property Security Act and (ii) in capital stock of subsidiaries of the Parent (to the extent required to be pledged pursuant to the Term Sheet) with respect to which a lien may be perfected by the delivery of a stock certificate; provided that the foregoing shall not relieve the Parent or its subsidiaries from the obligation to provide any collateral (including the grant or perfection of any security interest) referred to in the Term Sheet that is not or cannot be provided on the Closing Date after the Closing Date pursuant to arrangements to be mutually agreed, which shall in any event require the providing of such collateral within 30 days (or such longer period to which the Administrative Agent may agree) after the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to corporate existence, power and authority (as related to the entering into and performance of the Credit Documentation), due authorization, execution and delivery of, and enforceability of, the Credit Documentation, effectiveness, validity and perfection of first priority liens under the security documents (subject to the limitations set forth in the preceding sentence and with exceptions to be agreed upon), no conflicts (subject to a Combined Company Material Adverse Change qualification), Investment Company Act, solvency of the Parent and its subsidiaries on a consolidated basis after giving effect to the Acquisition, OFAC and Patriot Act, and Federal Reserve margin regulations. The foregoing provisions of this paragraph are sometimes referred to as the “Certain Funds Provision.”

You agree (a) to indemnify and hold harmless JPMCB, JPMorgan and their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person or from a breach in bad faith by such indemnified person of its obligations hereunder, and (b) to reimburse JPMCB, JPMorgan and their affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of one U.S. and one Canadian law firm counsel to JPMCB) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive documentation related to the Facilities (the “Credit Documentation”)) or the administration, amendment, modification, waiver or enforcement thereof. No indemnified person shall be liable for any damages arising from the use by unintended recipients or unauthorized persons of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person. In addition, no indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Facilities or its activities relating thereto.

This Commitment Letter shall not be assignable by you without the prior written consent of JPMCB and JPMorgan or, prior to the Closing Date, by JPMCB or JPMorgan without the prior written consent of the Parent (other than in connection with the syndication of the Facilities contemplated hereby) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. No such assignment prior to the Closing Date by JPMCB or JPMorgan shall relieve such party of any of its express contractual obligations hereunder or under the Credit Documentation, including any of the obligations in respect of its commitments in respect of the Facilities, in the event the applicable assignee shall fail to perform such obligation in accordance with the terms hereof or of the Credit Documentation, as applicable (it being agreed that each of JPMCB and JPMorgan reserves the right in its sole discretion at any time to assign and delegate all or a portion of its commitments in respect of the Facilities hereunder, and to allocate all or a portion of its fees payable in connection herewith, to one or more of its affiliates) unless the Parent consents (not to be unreasonably withheld, conditioned or delayed) in writing to such assignment and release. Subject to the immediately preceding sentence, nothing herein shall prevent the syndication of the Facilities as contemplated above nor restrict assignments under and pursuant to the terms of the Credit Documentation. Upon the funding by any assignee (by syndication or otherwise) of JPMCB of all loans required by such assignee to be funded on the Closing Date pursuant to the Credit Documentation, JPMCB shall be released (to the extent not previously released) from any and all further funding obligations of such assignee. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan; provided that, the Parent shall have the right, upon prior written notice to JPMorgan, to terminate this Commitment Letter and the commitments hereunder. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent expressly described in the twelfth paragraph hereof. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Credit Documentation as soon as reasonably possible for the purpose of executing and delivering the Credit Documentation substantially contemporaneously with the consummation of the Acquisition.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided however, that (a) the interpretation of the definition of “Combined Company Material Adverse Effect” and (b) the determination of the accuracy of any Merger Agreement Representations and whether as a result thereof you have the right under the Merger Agreement not to consummate the Acquisition shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws. Each party hereto consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your employees, officers, directors, agents, attorneys, auditors and advisors, on a confidential basis, who are involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, rule or regulation (in which case you agree to inform us promptly thereof to the extent practicable and permitted by applicable law), (c) to TargetCo and its employees, officers, directors, agents, attorneys, auditors and advisors, on a confidential basis, who are directly involved in the transaction relating to the Facilities and have been advised of its confidential nature (it being understood that the Fee Letter, its terms and its substance may not be disclosed pursuant to this clause (c) except for disclosure of the Fee Letter in a redacted form approved by JPMorgan and JPMCB) and (d) with our prior written consent (such consent not to be unreasonably withheld or delayed), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

You acknowledge that JPMorgan, JPMCB and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other entities in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither JPMorgan nor JPMCB will (nor will either permit its affiliates, directors, officers, employees, agents or advisors to) use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by JPMorgan or JPMCB of services for other companies, and neither JPMorgan nor JPMCB will furnish any such information to other entities. You also acknowledge that JPMorgan and JPMCB have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and may from time to time effect transactions for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Parent and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You waive any claims you may have against JPMorgan for breach of fiduciary duty or alleged breach of fiduciary duty, in each case, in connection with the syndication of the Facilities, and agree that JPMorgan will not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary claim on your behalf, including your stockholders, employees or creditors, in each case, in connection with the syndication of the Facilities. Nothing in this Commitment Letter shall reduce any duties or obligations that JPMorgan or any of its affiliates has to Parent or any of its subsidiaries under any other agreement or relationship.

Each of JPMCB and JPMorgan (each, a “Commitment Party”) agrees (on behalf of itself and its affiliates, directors, officers, employees and representatives) to maintain for a period of two years after the date hereof the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential), (b) to the extent requested or required by any state, Federal or foreign authority or examiner regulating such Commitment Party, (c) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, (d) in connection with any litigation or legal proceeding relating to this Commitment Letter or the Fee Letter or any other documentation in connection therewith or the enforcement of rights hereunder or thereunder or to which such Commitment Party or any of its affiliates may be a party, (e) to any prospective Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential to the same extent as required of each of the Commitment Parties hereinabove and below or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing materials), (f) with the consent of the Parent, (g) on a confidential basis, to any rating agency when required by such rating agency or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to such Commitment Party on a nonconfidential basis from a source other than the Parent or any of its subsidiaries, officers, directors, employees, agents, auditors, attorneys or advisors not known to such Commitment Party to be bound by a legal, contractual or fiduciary obligation with the Parent or any of its subsidiaries to keep such Confidential Information confidential. For the purposes of this paragraph, “Confidential Information” means all information received from the Parent or any of its subsidiaries, officers, directors, employees, agents, auditors, attorneys or advisors relating to the Parent or its businesses, other than any such information that is available to the Commitment Parties on a nonconfidential basis from a source not known to such Commitment Party to be bound by a legal, contractual or fiduciary obligation with the Parent or any of its subsidiaries to keep such Confidential Information confidential prior to disclosure by the Parent. Any person required to maintain the confidentiality of Confidential Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information.

Each of JPMorgan and JPMCB may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates, subject to the confidentiality restrictions set forth herein, information concerning you and the other companies that may be subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded JPMorgan and JPMCB hereunder.

Notwithstanding anything in this Commitment Letter to the contrary, the rights and obligations of J.P. Morgan Securities LLC in its capacity as financial adviser to the Parent shall be governed by the terms of the Engagement Letter dated April 17, 2012 between J.P. Morgan Securities LLC and the Parent.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or JPMCB’s commitment hereunder; provided that the reimbursement, confidentiality and indemnification provisions hereunder (other than the confidentiality of the Fee Letter and the contents thereof) shall be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof. For the avoidance of doubt, in the event of any inconsistency between the express terms and conditions of this Commitment Letter and the express terms and conditions of the Credit Documentation, from and after the effectiveness of the Credit Documentation, the terms and conditions of the Credit Documentation shall control.

JPMCB and JPMorgan each hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each of the Lenders may be required to obtain, verify and record information that identifies you and each Guarantor, which information may include name and address and other information that will allow JPMCB and JPMorgan and each of the Lenders to identify you and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for JPMCB, JPMorgan and each of the Lenders.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., New York City time, on April 18, 2012. JPMCB’s commitment and JPMorgan’s agreements herein will expire at such time in the event JPMCB has not received such executed counterparts in accordance with the immediately preceding sentence and will also expire at 5:00 p.m. New York City time on the second Business Day following your acceptance hereof if you have failed to pay to JPMorgan the amounts required by the Fee Letter to be paid to JPMorgan by such time.

[signature page follows]

JPMCB and JPMorgan are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ William J. Oleferchik
Name:	William J. Oleferchik
Title:	Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ James McHugh
Name:	James McHugh
Title:	Executive Director

Accepted and agreed to as of

the date first written above by:

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Jeff Park
Name:	Jeff Park
Title	CFO

Annex I to Commitment Letter1

Sources
Cash from SXC B/S	$96,000,000
Cash from Catalyst B/S	$50,000,000
Revolving Credit Facility	$279 ,000,000
Term A Loan	$650,000,000
Term B Loan	$800,000,000
Equity consideration	$2,709,000,000

Total Sources	$4,584,000,000

Uses
Equity purchase price	$4,140,000,000
Paydown Catalyst Revolver	$108,000,000
Paydown Catalyst Term Loan	$141,000,000
Paydown SXC Revolver	$100,000,000
Transaction expenses and financing fees	$95,000,000

Total Uses	$4,584,000,000

[1]	Except for the amount of the Term A Loan and Term B Loan, the amounts set forth herein are good faith estimates of the sources and uses necessary to consummate the Acquisition.

SXC HEALTH SOLUTIONS CORP.

$1,800,000,000 SENIOR SECURED CREDIT FACILITIES

Summary of Terms and Conditions

April 17, 2012

SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory of Canada (the “Borrower”), through a to-be-formed wholly-owned (directly or indirectly) Delaware corporation (“Newco”), intends to acquire all of the capital stock of a separately identified company (“TargetCo”). Such acquisition (the “Acquisition”) shall be accomplished through a merger (the “Merger”) of Newco into TargetCo. Following consummation of the Acquisition, TargetCo shall be a wholly-owned (directly or indirectly) subsidiary of the Borrower. The Borrower may elect immediately following the Acquisition to merge TargetCo into a wholly-owned U.S. domiciled subsidiary of the Borrower with such subsidiary continuing as the surviving entity and the successor to all the assets and obligations of TargetCo. Set forth below is a summary of the terms and conditions of the senior secured credit facilities which will be used to finance the Acquisition and to meet other corporate needs of the Borrower and its subsidiaries.

I.	Parties

	Borrower:	SXC Health Solutions Corp. (the “Borrower”).

Lead Arranger
	and Bookrunner:	J.P. Morgan Securities LLC (“JPMorgan” and in such capacity, the “Lead Arranger”).

	Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, arranged by the Lead Arranger in consultation with (or, in the case of Lenders under the Revolving Credit Facility or the Term A Facility, consented to by) the Borrower (collectively, the “Lenders”).

II.	Revolving Credit Facility

Type and Amount of
	Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in the amount of $350,000,000 (the loans thereunder, the “Revolving Credit Loans”), which shall be available in U.S. dollars (“Dollars”).

	Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date (as defined below) and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”).

Letters of Credit:	A portion of the Revolving Credit Facility not in excess of $75,000,000 shall be available for the issuance of letters of credit denominated in Dollars (the “Letters of Credit”) by JPMCB and such other Lenders as may be agreed (each, in such capacity, the “Issuing Lender”) for the account of the Borrower. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date; provided that (i) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above) and (ii) any Letter of Credit may have an expiry date later than the date referred to in clause (b) above if at the time of issuance the Borrower agrees to cash collateralize the obligations with respect to such Letter of Credit no later than fifteen (15) days prior to the Revolving Credit Termination Date (or, if later, at the time of issuance) by providing a deposit of cash in an amount equal to 105% of the face amount of such Letter of Credit on terms reasonably satisfactory to the Issuing Lender.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day (or on the next business day if notice of such drawing is received after 10:00 a.m.). To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:	A portion of the Revolving Credit Facility not in excess of $35,000,000 shall be available for swing line loans denominated in Dollars (the “Swing Line Loans”) from JPMCB (in such capacity, the “Swing Line Lender”) to the Borrower on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Revolving Credit Termination Date.

Purpose:	The proceeds of the Revolving Credit Loans shall be used for general corporate purposes of the Borrower and its subsidiaries, including the financing of a portion of the consideration for the Acquisition and other permitted acquisitions and payment of related fees and expenses.

III.	Term Loan Facilities

	Type and Amount of	Five-year term loan facility in the amount of $650,000,000, which shall be available in Dollars (the “Term A Facility”) (the loans thereunder, the “Term A Loans”).

Seven-year term loan facility in the amount of $800,000,000, which shall be available in Dollars (the “Term B Facility”, and together with the Term A Facility, the “Term Facilities”; the Term Facilities together with the Revolving Credit Facility are referred to herein as the “Facilities”) (the loans under the Term B Facility, the “Term B Loans” and together with the Term A Loans, the “Term Loans”; the Term Loans together with the Revolving Credit Loans and Swing Line Loans are referred to herein as the “Loans”).

	Availability:	The Term Facilities shall be available in a single drawing on the Closing Date.

	Amortization:	The Term A Loans will amortize on a quarterly basis at 5% of the initial principal amount per year during the first year, 7.5% of such amount per year during the second year, 10% of such amount per year during the third year, 12.5% of such amount per year during the fourth year and 3.75% of such amount per quarter during the fifth year with a final payment of the remaining balance at maturity. The Term B Loans will amortize on a quarterly basis at 1% per year during the first six and three-quarters years with a final payment of the remaining balance at maturity.

	Maturity:	The fifth anniversary of the Closing Date for the Term A Facility and the seventh anniversary of the Closing Date for the Term B Facility.

	Purpose:	The proceeds of the Term Loans shall be used to finance a portion of the consideration for the Acquisition and pay related fees and expenses.

IV.	Incremental Facilities

The Borrower shall be permitted, without the consent of any Lender other than the Lenders providing the Incremental Facility, to add one or more incremental term loan facilities (each such term loan facility, an “Incremental Term Facility”) to the Facilities and/or increase commitments under the Revolving Credit Facility (each such increase, an “Incremental Revolving Credit Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $200,000,000; provided that (i) no existing Lender will be required to participate in any such Incremental Facility without its consent, (ii) no event of default or default under the Credit Documentation (as defined below) exists or would exist after giving effect thereto, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to any borrowing under such Incremental Facility with the financial covenants in the Credit Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term A Facility or the Term B Facility, as applicable, and the weighted average life of such Incremental Term Facility shall be no shorter than the then remaining weighted average life of the Term A Facility or the Term B Facility, as applicable, (v) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided the all-in yield (whether in the form of the interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Facility which is a Term B type facility (an “Incremental Term B Facility”) will not be more than 0.50% per annum higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term B Facility, unless the interest rate margins with respect to the existing Term B Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term B Facility and the corresponding all-in yield on the existing Term B Facility minus 0.50%, (vi) if the Revolving Credit Facility is still in effect, any Incremental Revolving Credit Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility, and (vii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that, to the extent such terms and documentation are not consistent with the Term A Facility or the Term B Facility, as applicable (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent.

V.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
	Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon, without, except as set forth on Annex I, premium or penalty other than breakage costs.

	Mandatory Prepayments:	The Term Loans shall be prepaid with (a) 100% of the net proceeds of any incurrence of indebtedness (other than certain indebtedness permitted under the Credit Documentation) by the Borrower or any of its subsidiaries after the Closing Date (subject to customary exceptions) and (b) subject to customary exceptions to be agreed, including reinvestments in productive assets of the kind then used or usable by the Borrower or any of its subsidiaries within one year (or eighteen months if a binding contract to use such proceeds shall have been entered into within such one-year period), 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) of assets by the Borrower or any of its subsidiaries in excess of $75,000,000 in any fiscal year, except for the sale of inventory in the ordinary course of business or obsolete or worn-out property in the ordinary course of business and other exceptions to be agreed (provided, that no such prepayments shall be required when the Leverage Ratio is less than or equal to 2.50 to 1.00). Subject to customary exceptions to be agreed, including reinvestments in productive assets of the kind then used or usable by the Borrower or any of its subsidiaries within one year (or eighteen months if a binding contract to use such proceeds shall have been entered into within such one-year period), if the aggregate book value of tangible assets sold in any fiscal year exceeds $35,000,000, then in addition to (but not in duplication of) amounts otherwise payable pursuant to the preceding sentence, the Borrower shall make a prepayment of the Term Loans (which shall be subject to the exceptions and proviso in the preceding sentence) in an amount equal to all net proceeds realized from the sale of tangible assets with an aggregate book value in excess of $35,000,000 during such fiscal year, except for the sale of inventory in the ordinary course of business or obsolete or worn-out property in the ordinary course of business and other exceptions to be agreed (provided, that no such prepayments shall be required when the Leverage Ratio is less than or equal to 2.50 to 1.00).

Application of Term
	Loan Prepayments:	Each optional prepayment of the Term Loans shall be applied at the discretion of the Borrower. Each mandatory prepayment of the Term Loans shall be applied pro rata to the Term A Facility and the Term B Facility and, as to the Term Facility being prepaid, first pro rata to the next four remaining installments of such Term Facility and second to all remaining installments of such Term Facility in inverse order of maturity.

VI.	Guarantees	All obligations of the Borrower and its subsidiaries under the Facilities and under any cash management arrangements and interest rate protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) by the Borrower or its subsidiaries will be unconditionally guaranteed by the Borrower and by each existing and each subsequently acquired subsidiary of the Borrower (a) the consolidated tangible assets of which equal
10% or more of the consolidated tangible assets of the Borrower and its subsidiaries or (b)
the consolidated EBITDA of which equal 10% or more of the consolidated EBITDA of the
Borrower and its subsidiaries except, with respect to non-U.S. and non-Canadian subsidiaries, to the extent such guarantee is not permitted by law or would result in material and adverse tax consequences (collectively, the “Material Subsidiaries”), including TargetCo and subsidiaries of TargetCo constituting Material Subsidiaries
(collectively, the “Guarantors”). Notwithstanding the foregoing definition of Guarantors, the Borrower shall at all times cause subsidiaries accounting for at least 85% of the consolidated tangible assets of the Borrower and its subsidiaries and 85% of the consolidated EBITDA of the Borrower and its subsidiaries to be Guarantors.

VII.	Security

All obligations of the Borrower and its subsidiaries under the Facilities and under any cash management arrangements and interest rate protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) by the Borrower or its subsidiaries will be secured by substantially all the assets of the Borrower and each Guarantor (collectively, the “Collateral”), including but not limited to (i) a first priority pledge of the equity interests of each direct subsidiary of the Borrower or any Guarantor and (ii) perfected first priority security interests in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts receivable, contract rights, inventory, equipment, intellectual property, intercompany indebtedness (which shall be evidenced by a promissory note), general intangibles, cash and proceeds of the foregoing (but excluding real estate), in each case except to the extent, with respect to any pledge of stock of non-U.S. and non-Canadian subsidiaries, such pledge is not permitted by law or would result in material and adverse tax consequences.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent, and none of the Collateral shall be subject to any other pledges or security interests (other than permitted liens agreed upon by the Administrative Agent and the Borrower). The Collateral shall exclude (a) fee and leasehold interests in real property, (b) assets (including vehicles) that are subject to certificate of title statutes, (c) assets as to which granting or perfection of security interests would violate (i) applicable law or (ii) contracts giving rise to such assets (but only to the extent such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), (d) any contract in which the grant of a security interest therein is prohibited thereby (but only to the extent such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), (e) any accounts used solely for payroll or other employee benefits and petty cash accounts containing less than a to be determined amount and (f) other assets to the extent the Administrative Agent determines that the costs of obtaining a security interest or perfection thereof in such assets are excessive in relation to the value of the security afforded thereby. The foregoing provisions shall be subject to the Certain Funds Provision in the Commitment Letter.

VIII.	Certain Conditions

	Initial Conditions:	The availability of the Facilities shall be conditioned only upon satisfaction (or waiver) of the conditions precedent set forth in this Section VIII and in the twelfth paragraph of the Commitment Letter (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before January 17, 2013:

(a) The Borrower and the Guarantors shall have executed and delivered definitive financing documentation (including a credit agreement, guaranty and security documents) with respect to the Facilities with terms reasonably satisfactory to the Commitment Parties and consistent with the Commitment Letter, the Fee Letter (as defined in the Commitment Letter) and this Term Sheet (including, without limitation, the Certain Funds Provision in the Commitment Letter) and otherwise as mutually agreed (the “Credit Documentation”).

(b) The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

(c) The Administrative Agent shall have received with respect to the Borrower and its subsidiaries (including TargetCo and its subsidiaries) (i) the pro forma unaudited consolidated balance sheet for the most recent fiscal quarter end for which such financial statements are available (the “Reference Balance Sheet”), (ii) the pro forma unaudited consolidated income statement for (A) the most recent fiscal year end for which such financial statements are available, (B) the portion of the fiscal year ended on the date of the Reference Balance Sheet and (C) the four fiscal quarter period ending on the date of the Reference Balance Sheet, in each case, after giving effect to the Acquisition and the financing contemplated hereunder and (iii) each of the periods referenced in (ii) above, a calculation of such components of the Leverage Ratio as the Administrative Agent may reasonably request, in each case, after giving effect to the Acquisition and the financing contemplated hereunder.

(d) A merger agreement (the “Merger Agreement”) shall have been entered into by TargetCo, the Borrower and Newco, shall be in form and substance reasonably satisfactory to the Administrative Agent (it being acknowledged that the drafts of such documentation most recently delivered to the Administrative Agent by the Borrower prior to the execution and delivery of the Commitment Letter by JPMCB are reasonably satisfactory to the Administrative Agent) and shall be in full force and effect. All conditions precedent under the Merger Agreement to the Borrower’s obligation to consummate the Acquisition, as may be waived or modified as permitted below in this paragraph, shall have been satisfied (other than the funding of the Facilities and with respect to the accuracy of TargetCo’s representations and warranties). The Merger Agreement Representations (as defined in the Commitment Letter) shall be accurate; provided, that for purposes of determining the accuracy thereof, all references therein to “Company Material Adverse Effect” shall be deemed references to “Combined Company Material Adverse Effect” (as defined in the Commitment Letter). No provision of the Merger Agreement shall have been waived by the Borrower, (other than with respect to the accuracy of TargetCo’s representations and warranties) amended or otherwise modified in a manner materially adverse to the interests of the Lead Arranger, the Administrative Agent or the Lenders, unless such waiver, amendment or modification shall have been consented to by the Administrative Agent (the review of which shall be conducted and concluded promptly and without the intent to hinder or delay) (it being understood and agreed that each of the following shall be deemed to be not materially adverse to the interests of the Lead Arranger, the Administrative Agent and the Lenders: (i) any increase in the aggregate consideration for the Acquisition funded solely with common equity; and (ii) a decrease of up to 10% of the aggregate consideration for the Acquisition). The Acquisition shall be consummated substantially contemporaneously with the initial extension of credit under the Facilities.

(e) Except as provided under the heading “Security” above and subject to the Certain Funds Provision in the Commitment Letter, all documents and instruments required to perfect the Administrative Agent’s security interest and Liens in the Collateral (including UCC-1 financing statements, delivery of stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing.

(f) The Borrower shall have received (and there shall remain in effect) a corporate credit rating from Standard & Poor’s Ratings Services and from Moody’s Investor’s Services, Inc.

(g) There not having occurred since December 31, 2011 a Combined Company Material Adverse Effect.

(h) All obligations (other than those expressly stated to survive in accordance with their terms) under (i) the Credit Agreement, dated December 16, 2011, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”), and (ii) the existing credit facility of TargetCo with SunTrust Bank, as administrative agent, shall have been repaid in full and such agreement and all related liens shall be terminated or released substantially concurrently with the initial funding of the Facilities.

(i) If requested at least 10 days prior to the Closing Date, the Administrative Agent and the Lenders shall have received, at least 5 days prior to the Closing Date, all documentation and other information reasonably requested by them and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(j) The Lenders shall have received such legal opinions, documents and other instruments (including a solvency certificate from the Borrower’s chief financial officer) as are customary for transactions of this type, in each case, that are consistent with the terms of this Term Sheet and the Commitment Letter.

Conditions to Each
Extension of Credit:	The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) in all material respects (without duplication of any materiality qualifiers contained in such representations and warranties); provided, however, that for purposes of the initial funding of the Facilities on the Closing Date, the representations and warranties in the Credit Documentation required to be accurate as a condition to such funding shall be limited to the Specified Representations; and (b) there being no default or event of default (or, with respect to the initial funding of the Facilities on the Closing Date, solely no bankruptcy default or bankruptcy event of default) in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean (a) for purposes of the initial funding of the Facilities on the Closing Date, a Combined Company Material Adverse Effect or, (b) for purposes of subsequent fundings, (i) a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole or (ii) a material impairment of the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under any of the Credit Documentation or of the rights or remedies of the Administrative Agent and the Lenders thereunder (it being understood that the loss or potential loss of revenues associated with the acquisition of Healthspring, Inc. by Cigna Corporation shall not itself be deemed a “material adverse change”).

IX.	Certain Documentation Matters

The Credit Documentation shall contain the following representations, warranties, covenants and events of default customary for financings of this type, subject to customary exceptions, materiality or other similar qualifiers and grace periods as mutually agreed, and which shall reflect the size and the operations of the business of the Borrower and its subsidiaries after giving effect to the Acquisition, and which shall include, without limitation, the exceptions (modified as mutually agreed) for Permitted Share Sale Transactions (as defined in the Existing Credit Agreement) set forth in the Existing Credit Agreement:

Representations and
	Warranties:	Corporate existence; corporate power and authority; execution, delivery and enforceability of Credit Documentation; governmental approvals; no conflict with law, charter documents or contractual obligations; no material litigation; financial statements; no Combined Company Material Adverse Effect; compliance with law; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; accuracy of disclosure; solvency; Acquisition matters; OFAC, Patriot Act; and creation, perfection and priority of security interests.

	Affirmative Covenants:	Delivery of quarterly and annual financial statements, reports and accountants’ letters, annual projections, officers’ certificates and other information reasonably requested by the Administrative Agent or by the Lenders (through the

Administrative Agent); payment of taxes and obligations; conduct of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Administrative Agent and the Lenders to inspect property and books and records (unless a default shall be continuing or the Administrative Agent reasonably believes an event has or will have occurred that has a material adverse effect, (i) to be limited to once annually and (ii) neither the Borrower nor any of its subsidiaries shall be required to pay or reimburse any costs or expenses incurred by any Lender (other than the Administrative Agent) in connection therewith); notices of defaults, litigation and other events that could reasonably be expected to have a material adverse effect; use of proceeds; additional guarantors.

Financial Covenants:	The following financial covenants, in each case with definitions to be consistent with the Existing Credit Agreement except as mutually agreed (with the definition of EBIT and EBITDA to include the add-backs set forth in the Existing Credit Agreement and additional add-backs for (i) fees and expenses related to the Acquisition and the closing of the Facilities, (ii) synergies projected by the Borrower in good faith to be realized as a result of the Acquisition in an aggregate amount not to exceed $75,000,000 and (iii) fees and expenses and integration costs related to historical acquisitions of TargetCo and its subsidiaries made prior to the Closing Date in an aggregate amount not to exceed $47,000,000 and to the extent incurred within the twelve months preceding the Closing Date):

• Minimum interest coverage (four quarter trailing consolidated EBIT to four quarter trailing consolidated total interest) as of each fiscal quarter end not to be less than 4.0 to 1.0;

•         Maximum total leverage ratio (total consolidated indebtedness to four quarter trailing consolidated EBITDA) (the “Leverage Ratio”) at no time to exceed 3.75 to 1.0, with a step-down to 3.50 to 1.0 as of December 31, 2012, a step-down to 3.25 to 1.0 as of December 31, 2013 and a step-down to 3.0 to 1.0 as of December 31, 2014 (and applicable at all times thereafter).

Negative Covenants:	Subject to mutually agreed upon exceptions or baskets (including, in any event, those set forth below), customary limitations for transactions of this type on: indebtedness (with exceptions for assumed indebtedness of acquired subsidiaries in an aggregate amount not to exceed $50,000,000 and, subject to pro forma covenant compliance, other unsecured and subordinated indebtedness, of which up to $75,000,000 can be incurred by subsidiaries of the Borrower); liens (with an exception for liens securing indebtedness in an aggregate amount not to exceed $35,000,000); guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets (with an exception for dispositions of assets during any twelve-month period of less than a “Substantial Portion” (as defined below) of the assets of the Borrower and its subsidiaries); dividends and other payments in respect of capital stock; investments (with exceptions for guarantees by the Borrower or any Guarantor of lease and other commercial obligations of subsidiaries that are not Guarantors in an aggregate amount not to exceed $40,000,000), acquisitions (with an exception for “Permitted Acquisitions” consisting of any acquisition of the majority of the assets or equity interests of a person or a division or line of business of a person engaged in the same or similar line of business as the Borrower, subject to pro forma covenant compliance, absence of an event of default and approval of the board of the target, the aggregate consideration paid in any fiscal year in connection therewith not to exceed $200,000,000 in the aggregate for all Permitted Acquisitions; provided, that at any time the Leverage Ratio, giving effect to such Permitted Acquisition, is less than or equal to 3.00 to 1.00, the aggregate consideration paid in connection therewith shall not be subject to a dollar cap), loans and advances; optional prepayments of subordinated and other material debt instruments; transactions with affiliates; sale and leasebacks; negative pledge clauses; restrictive agreements; swap agreements; and changes in lines of business.

“Substantial Portion” shall be defined as property which (a) represents more than 15% of the consolidated assets of the Borrower and its subsidiaries as would be shown in the consolidated financial statements of the Borrower and its subsidiaries as at the beginning of the twelve-month period ending with the last day of the month preceding the month in which such determination is made, or (b) is responsible for more than 15% of the EBITDA of the Borrower and as reflected in the financial statements referred to in clause (a) above for such twelve-month period.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five (5) days; material inaccuracy of representations and warranties (without duplication of any materiality qualifiers contained in such representations and warranties); violation of covenants (subject, in the case of certain affirmative covenants, to a thirty (30) day grace period from notice of such default from the Administrative Agent); cross-default to indebtedness

(including swap obligations) in excess of $75,000,000; bankruptcy events of the Borrower and material subsidiaries; certain ERISA events; judgments against the Borrower or material subsidiaries in excess of $75,000,000; invalidity of guarantees or security documents; change of control (the definition of which is to be agreed).

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding at least 51% of the aggregate amount of the Term Loans, the Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and the unused commitments under the Revolving Credit Facility, subject to customary exceptions and defaulting lender provisions, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages, the release of all or substantially all of the value of the guarantees or the release of all or substantially all of the Collateral.

Assignments
and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund or (c) the Issuing Bank, unless a Term Loan is being assigned. In the case of partial assignments (other than to a Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, in the case of a Revolving Credit Facility commitment, and $1,000,000, in the case of a Term Loan, unless otherwise agreed by the Borrower and the Administrative Agent. An assignment fee of $3,500 shall be payable to the Administrative Agent in connection with each assignment payable by the assignor or the assignee.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the unanimous affirmative vote of the Lenders would be required as described under

“Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facilities only upon request.

Yield Protection;
Defaulting Lenders:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including provisions with respect to Dodd-Frank and Basel III), (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto and (c) relating to defaulting lenders, in each case consistent with the Existing Credit Agreement. The Credit Documentation shall also contain tax provisions consistent with the Existing Credit Agreement.

Expenses and
Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one U.S. and one Canadian counsel to the Administrative Agent and the Lead Arranger and, if necessary, one local counsel in any applicable jurisdiction and, in the case of a conflict of interest, one additional counsel per affected party and any specialist counsel, if reasonably necessary) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from such indemnified party’s gross negligence, willful misconduct or breach in bad faith of its obligations under the Credit Documentation).

Governing Law and Forum:	State of New York; provided that (a) the interpretation of the definition of “Combined Company Material Adverse Effect” and (b) the determination of the accuracy of any Merger Agreement Representations and whether as a result thereof the Borrower has the right under the Merger Agreement not to consummate the Acquisition shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws.

Counsel to the
Administrative Agent
and the Lead Arranger:	Winston & Strawn LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin;

provided, that all Swing Line Loans shall bear interest at the ABR.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Adjusted LIBO Rate, respectively; provided, that with respect to the Term B Loans, in no event shall the ABR be less than 2.00%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means (i) with regard to Term A Loans and Revolving Loans, a percentage determined in accordance with the pricing schedule attached hereto as Annex I-A and (ii) with regard to Term B Loans, 3.25% per annum for Eurodollar Loans (as defined below) and 2.25% per annum for ABR Loans (as defined below).

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the Reuters Screen LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time two business days prior to the commencement of the applicable interest period; provided, that with respect to the Term B Loans, in no event shall the LIBO Rate be less than 1.00%.

Interest Payment Dates: In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the per annum rate determined in accordance with the pricing schedule attached hereto as Annex I-A on the average daily unused amount (taking into account outstanding Letters of Credit) of the Revolving Credit Facility, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders having Revolving Credit Facility commitments and shall be payable quarterly in arrears.

A separately agreed fronting fee on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time the Borrower is in default in the payment of any amount of principal due under the Facilities, all overdue amounts shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Prepayment Fee:	In the event that (i) all or any portion of the Term B Loans are repriced, effectively refinanced through any amendment of the Term B Facility or refinanced with the proceeds of a successor “Term B” type facility or (ii) a Lender is replaced as a result of the mandatory assignment of any of its Term Loans in the circumstances described in the Credit Agreement following the failure of such Lender to consent to an amendment of the Credit Agreement that would have the effect of reducing the stated rate of interest with respect to the Term Loans of such Lender, in each case, for any reason prior to the first anniversary of the Closing Date, such repricings, effective refinancings, refinancings or, solely with respect to such replaced Lender, mandatory assignments, will be made at 101% of the amount repriced, effectively refinanced, refinanced or mandatorily assigned.

2

Annex I-A

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Loans (Revolving Credit Loans and Term A Loans)	1.75%	2.00%	2.25%	2.50%	2.75%
ABR Loans (Revolving Credit Loans and Term A Loans)	0.75%	1.00%	1.25%	1.50%	1.75%
Commitment Fee	0.25%	0.35%	0.40%	0.45%	0.50%

For the purposes of this Schedule, the following terms have the following meanings:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to the Credit Documentation.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 2.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 3.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than 3.50 to 1.00.

“Level V Status” exists at any date if, as of such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Commitment Fee shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Commitment Fee shall be effective five business days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Credit Documentation, then the Applicable Margin and Commitment Fee shall be the highest Applicable Margin and Commitment Fee set forth in the foregoing table until five days after such Financials are so delivered. Until adjusted after the Closing Date, Level IV Status shall be deemed to exist.